Proxy Voting Results


A special meeting of the shareholders of UBS Private Investor Funds, Inc. with respect to UBS Small Cap Fund, UBS Large Cap Growth Fund and UBS High Yield Bond Fund was held Monday, December 22, 1997. The Meeting was adjourned with respect to Proposals 3 and 4 and reconvened on December 29, 1997. The results of votes taken among shareholders of UBS Small Cap Fund on proposals are listed below.

Proposal 1

To approve a proposal to adopt an Investment Advisory Agreement between UBS Investor Portfolios Trust (the "Trust") and Union Bank of Switzerland, New York Branch (the "Adviser"), with respect to the assets of UBS Small Cap Portfolio.

                                            # of Shares Voted % of Shares
                  Affirmative . . . . . . . . 75,694.244               74.35%
                  Against . . . . . . . . . . .   1,631.646             1.60%
                  Abstain . . . . . . . . . . .           0             0.00%

Proposal 2

To adopt an Investment Sub-Advisory Agreement between the Adviser and UBS Asset Management (New York) Inc., (the "Sub-Adviser"), with respect to the assets of UBS Small Cap Portfolio.

                                            # of Shares Voted % of Shares
                  Affirmative . . . . . . . . 75,694.244               74.35%
                  Against . . . . . . . . . . .   1,631.646             1.60%
                  Abstain . . . . . . . . . . .           0             0.00%